EXHIBIT 11

         BALLARD MEDICAL PRODUCTS
         COMPUTATION OF INCOME PER COMMON SHARE
         AND COMMON EQUIVALENT SHARE FOR THE
         THREE YEARS ENDED SEPTEMBER 30, 1994

                             Cumulative    Period                            Income
                                 Shares      Out-     Average                   Per
                                         Standing      Shares    Net Income   Share


          Primary income
          per share:


               1994       9,903,476,745       365  27,132,813   $16,180,377   $0.60

               1993       9,977,390,340       365  27,335,316    18,540,009    0.68

               1992       9,947,415,080       365  27,253,192    13,464,291    0.49



          Fully diluted
          income per
          share:

               1994       9,936,750,875       365  27,223,975   $16,180,377   $0.59

               1993       9,987,161,755       365  27,362,087    18,540,009    0.68

               1992      10,229,904,275       365  28,027,135    13,464,291    0.48

